Filed Pursuant to Rule 424(b)(3)
File No. 333-126119
CRITICAL THERAPEUTICS, INC.
PROSPECTUS SUPPLEMENT NO. 1 DATED JANUARY 22, 2007
TO THE PROSPECTUS DATED JULY 14, 2005
     The information in this prospectus supplement concerning the selling stockholders supplements the statements set forth under the caption “Selling Stockholders” in the prospectus. This prospectus supplement should be read in conjunction with the prospectus, which is required to be delivered with this prospectus supplement.

     Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 2 of the prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

     The following table is presented as of December 31, 2006, sets forth, to our knowledge, information about the selling stockholder described therein, and updates and supersedes in part the information in the table appearing under the heading “Selling Stockholders” in the prospectus, to the extent that such information relates to Baker Biotech Fund II, L.P., Baker Biotech Fund II(Z), L.P., Baker Biotech Fund III, L.P. and Baker Biotech Fund III(Z), L.P.

		Shares of Common Stock				Shares of Common Stock
		Beneficially Owned				to be Beneficially Owned
	Prior to Offering					After Offering
		Shares	Total Number	Percentage of	Number of	Total Number	Percentage of
		Issuable Upon	of Shares	Common Stock	Shares of	of Shares	Common Stock
	Outstanding	Exercise of	Beneficially	Beneficially	Common Stock	Beneficially	Beneficially
Name of Selling Stockholder (1)	Shares	Warrants	Owned	Owned	Being Offered	Owned	Owned

Baker Brothers Life Sciences, L.P. (2)	157,581	78,989	236,570	*	231,839	4,731	*

*	Less than one percent.

(1)	The term “selling stockholders” includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer.

(2)	Baker Biotech Fund II, L.P., Baker Biotech Fund II(Z), L.P. and Baker Biotech Fund III(Z), L.P. were merged with and into Baker Biotech Fund III, L.P., which was subsequently renamed Baker Brothers Life Sciences, L.P. The shares set forth in this table represent shares attributable to the four merged funds that were originally included in the prospectus.